EXHIBIT 99.1
English Translation of the French Market Authority’s
Multi-criteria Financial Analysis
Under applicable French law and regulations, the French prospectus relating to the Gaz de France ordinary shares to be issued in connection with the merger must include an assessment of the exchange ratio using a multi-criteria financial analysis. As this financial analysis has been made available in the French prospectus, a translation of the financial analysis is included in this prospectus. The English translation of this multi-criteria financial analysis is provided for informational purposes only and is qualified in its entirety by reference to the original French-language multi-criteria analysis included in the French prospectus filed with the French Market Authority on July 12, 2008.
1	Asset Contribution Renumeration

The asset contribution renumeration and the assessment of the exchange ratio have been agreed between the two companies.

2	Methods used for the assessment of the exchange ratio

An analysis of the ratio of equity value per share[1] of Gaz de France and SUEZ post spin-off of 65% of SUEZ’ Environment business (thereafter “Adjusted SUEZ”) has been performed in order to assess the exchange ratio.

Adjusted SUEZ’ value per share has been calculated on the basis of SUEZ’ equity value minus 65% of SUEZ’ Environment business equity value.

The analysis of the exchange ratio relies on a multi-criteria approach based on methods commonly used in similar transactions:

—	Analysis of volume weighted average share prices of Gaz de France and Adjusted SUEZ as of August 28th, 2007 (last trading day before rumours affecting both companies’ share prices) and as of May 16, 2008;

—	Analysis of the equity valuations published by securities research analysts on Gaz de France and Adjusted SUEZ as of May 16, 2008;

—	Comparison of Gaz de France and Adjusted SUEZ’ valuations based on trading multiples of comparable companies as of May 16, 2008;

[1]	Number of shares outstanding as of May 16, 2008 excluding treasury shares and dilution taken into account with the Treasury Shares method (proceeds from the issuance of new shares used to buy-back shares on the stock market) as of May 16, 2008: 968.8 millions for Gaz de France and 1,296.6 millions for SUEZ, used in every per share calculation of this section

—	Comparison of Gaz de France and Adjusted SUEZ’ valuations based on a discounted cash-flow method (DCF) analysis.

As described below, Adjusted SUEZ’ value was determined for each analysis with a method consistent with such analysis.

For both trading multiples and discounted cash flow (DCF) analyses, SUEZ, Gaz de France and SUEZ’ Environment business adjusted net debt have been calculated consistently as follows:

—	Net financial debt as of December 31, 2007 is based on company filings for SUEZ and Gaz de France and on the information provided during April 4, 2008 Education Day for SUEZ Environment’s business. Bonds have been re-valued at their market value;

—	Net financial debt has been adjusted for share buy-backs made between January 1 and April 30, 2008 (adjustment based on company information);

—	The following debt-like provisions have been taken into account: post-tax book value of pension provisions and other employees benefits as of December 31, 2007; other debt-like provisions (site restoration for SUEZ, Gaz de France and SUEZ’ Environment business, nuclear and decommissioning provisions for SUEZ) have been retained at their pre-tax book value as of December 31, 2007;

—	Listed minority interests were restated at market value based on 1-month share price average and other minority interests were retained at book value as of December 31, 2007;

—	Associates were taken into account at market value based on 1-month share price average for listed companies or based on information provided by SUEZ and Gaz de France. Other associates were valued at 2x Price to Book Ratio applied to book value as of December 31, 2007;

—	Other financial assets and liabilities were taken at book value as of December 31, 2007;

—	For SUEZ and Gaz de France, capex originally planned to be spent in 2007 according to the projections that were postponed to 2008 were added to published net debt as of December 31, 2007 in order to be consistent with the financial net debt calculated in the projections; and

—	For Gaz de France, three additional specific adjustments have been made:
—	A specific adjustment has been made in order to take into account the high seasonality of the working capital (being at a high point at financial year-end) and factor in a normalized working capital level;

—	An adjustment related to cumulated regulated tariff revenue losses was made;

—	Deferred taxes related to the transaction on the transportation grid in 2002 were taken into account;

A consistent methodology has been used for the computation of adjusted net financial debt of comparable companies in the section (c) “Trading multiples of comparable listed companies” : adjustments as described above have been applied.
2.1	Spot and average stock price

2.1.1	Analysis as of May 16, 2008

The exchange ratio is analysed on the basis of the share prices as of May 16, 2008 (closing price) and average volume weighted share prices (closing prices) over 1 month, 3 month and 6 month periods and since the announcement on September 3, 2007. Adjusted SUEZ’ value per share is based on SUEZ’[2] value per share minus 65% of SUEZ’ Environment business value per share. SUEZ’ Environment business per share valuation is based on comparable companies’ trading multiples (cf section 2.3) divided by SUEZ’ number of shares.

Implied
exchange
ratio range
Spot	0.91x — 0.94x
1 month Average	0.90x — 0.93x
3 months Average	0.90x — 0.94x
6 months Average	0.93x — 0.97x
Since announcement	0.94x — 0.97x

Source: Market data; Note: average share prices weighted by daily traded volumes
Based on share prices as of May 16, 2008, the exchange ratio ranges between 0.90x and 0.97x.

2.1.2	Analysis as of August 28, 2007

The share price analysis is based on share prices before the rumours of the revised merger terms started affecting SUEZ’ and Gaz de France’s market valuations, i.e. before August 28, 2007 (closing date included).

The methodology is the same as above (cf. section 2.1.1) and SUEZ’ Environment business valuation as of August 28, 2007 is based on comparable companies’ trading multiples as of August 28, 2007 (cf. section 2.3).

The implied exchange ratios as of August 28, 2007 are summarised in the table below:

[2]	The dividend of € 1.36 paid on May 9, 2008 has been added to the share price of SUEZ between May 9 and May 16, 2008 for comparability purpose with the share price of Gaz de France

Implied
exchange
ratio range
Spot	0.92x — 0.96x
1 month Average	0.92x — 0.96x
3 month Average	0.93x — 0.97x
6 month Average	0.94x — 0.97x

Source: Market data; Note: average share prices weighted by the daily traded volumes
Based on the share price analysis as of August 28, 2007, the exchange ratio ranges between 0.92x and 0.97x.
2.2	Equity analysts’ target prices

Equity analysts’ target prices provide a relevant benchmark to assess the exchange ratio since a high number of analysts cover the two companies and publish recommendations and target prices.

Target prices published after the announcement of the merger project are considered, and only analysts providing target prices for both Gaz de France and SUEZ as well as a valuation of SUEZ’ Environment business have been taken into account.

The value of Adjusted SUEZ is calculated as the target price of SUEZ minus 65% of the valuation of SUEZ’ Environment business provided by the same equity analyst. The exchange ratio is calculated analyst by analyst.

As of May 16, 2008, implied exchange ratios are as follows:

Exchange ratio range
Min	Max
0.91x	1.02x
Source: Broker reports, Bloomberg

2.3	Trading multiples of comparable listed companies

The methodology consists in determining the value per share of Gaz de France and Adjusted SUEZ based on trading multiples of comparable listed companies, which are considered to be similar to Gaz de France and Adjusted SUEZ in terms of (i) business profile, (ii) geographic footprint and (iii) size.

Comparable companies trading multiples are applied to the projected financials provided by both companies.

Trading multiples retained for the analysis are based on EBITDA, according to the new Group GDF Suez definition (operating profit before amortization, depreciation and provisions, before non-cash costs of employee share ownership plans, before concession renewal expenses and excluding share in net income (loss) of associates).

Enterprise value to EBITDA multiples are usually favoured by the financial community to value companies in the industries in which Gaz de France, SUEZ and SUEZ’ Environment business operate.

Enterprise value to sales multiples are not retained, as sales do not reflect differences in profitability between companies.

Enterprise value to operating income multiples are also excluded because of significant discrepancies in depreciation and provision accounting policies between the various companies.

Price to earning (P/E) multiples are very heterogeneous due to differences in depreciation and provision accounting policies as well as in capital structures. Valuation based on P/E is not commonly used by equity analysts in these sectors. P/E multiples were, as a consequence, not retained for the assessment of the exchange ratio.

Multiples are calculated as follows:
—	Market capitalization based on the share price as of May 16th, 2008 and diluted number of shares according to the Treasury shares[3] method;

—	Adjustments from enterprise value to equity value based of the latest published balance sheet information and market updates;

—	Consensus of EBITDA forecasts based on recent equity research reports.
2.3.1	Listed comparable companies for Gaz de France

Gaz de France is not directly comparable to any other European power and gas utility company due to the significant earnings contribution of its Exploration and Production (E&P) division. As a consequence, a weighted average multiple (based on EBITDA contribution) of European integrated utilities (electricity generation, electricity and gas infrastructure and supply of electricity and gas) and E&P companies has been calculated.

A 25% weighting is applied to the average multiple of selected E&P comparable companies; a 75% weighting is applied to the average multiple of European integrated comparable utilities, in accordance with the EBITDA breakdown provided by Gaz de France.

[3]	Proceeds from the issuance of new shares used to buy-back shares on the stock market

Gaz de France Trading Multiples

EV/EBITDA
	2008	2009
Integrated Utilities/ Suppliers / Infrastructure

EDF	9.9x	9.2x

E.ON	8.3x	6.9x

RWE	6.5x	6.0x

Centrica	5.4x	5.0x

Gas Natural	8.1x	7.5x

Enagas	10.3x	9.3x

SRG	8.7x	8.4x

National Grid	8.0x	7.7x

Average Integrated Utilities/Suppliers/Infrastructure	8.1x	7.5x

Exploration & Production

Dana	4.3x	5.2x

Venture	3.6x	3.1x

Average E&P	4.0x	4.1x

Weighted Average	7.1x	6.7x

Gaz de France’ trading multiples are presented below, for illustrative purposes only and are based on the following assumptions:
—	One-month volume weighted average share price as of May 16, 2008;

—	EBITDA as per Gaz de France’s 2008 and 2009 projections ;

—	Adjusted net debt as defined above

Gaz de France	EV / EBITDA
	2008e	2009e
One-month average as of May 16, 2008	7.1x	6.8x
2.3.2	Listed comparable companies for SUEZ

Adjusted SUEZ has been valued on the basis of two sets of listed comparables companies for SUEZ’ Energy and Environment businesses.

Comparable companies for SUEZ’ Energy business are European integrated utilities present in electricity generation, transport and distribution networks and supply.
SUEZ Trading Multiples — Energy Activities

EV/EBITDA
	2008	2009
Integrated Utilities

EDF	9.9x	9.2x

Verbund	13.2x	12.0x

EDP	9.7x	8.9x

E.ON	8.3x	6.9x

RWE	6.5x	6.0x

SSE	9.3x	8.5x

Iberdrola	10.0x	9.1x

Fortum	12.3x	10.7x

Average Integrated Utilities	9.9x	8.9x

SUEZ’ trading multiples are presented below, for illustrative purposes only and are based on the following assumptions:
—	One-month volume weighted average share price as of May 16, 2008;

—	EBITDA as per SUEZ’ s 2008 and 2009 projections ;

—	Adjusted net debt as defined above.

Suez (Energy and Environment)	EV / EBITDA
	2008e	2009e
One-month average as of May 16, 2008	9.3x	8.4x

The valuation of SUEZ’ Environment business is based on Veolia Environnement’s trading multiple as Veolia Environnement is considered the closest comparable to SUEZ’ Environment business.

Veolia Environnement is the world co-leader in waste and water management alongside SUEZ’ Environment, business and has the most comparable business profile with respect to size, geographical footprint, and business mix.

Trading multiples of key European listed players in the waste and water industries (excluding companies under offer, subject to takeover attempts or to significant speculation) are presented below for illustrative purpose only. As shown in the table below the multiple of Veolia Environnement is within the range of those of other companies.
SUEZ Trading Multiples — Environment Division

EV/EBITDA
	2008	2009
Veolia Environnement	8.1x	7.3x

NWG	9.8x	9.5x

Severn Trent	8.6x	7.9x

United Utilities	8.0x	7.6x

L&T	7.9x	7.0x

Seche Envt	7.5x	6.9x

Shanks	9.6x	9.0x

2.3.3	Exchange ratio

Based on the trading multiple analysis the implied exchange ratio ranges between 0.85x and 1.03x.
Exchange Ratio Analysis
Based on the trading multiple analysis the implied exchange ratio ranges between 0.85x and 1.03x.
This result is based on the following methodology:
•	Weighted average of 2008 and 2009 trading multiples of Gaz de France’s comparable companies and average of 2008 and 2009 Integrated trading multiples of SUEZ’ Energy business as of May 16 2008 are applied to the 2008 and 2009 EBITDA of Gaz de France and SUEZ’ Energy business;

•	Adjusted net debt as defined in paragraph 2 is subtracted from the implied firm values of Gaz de France and SUEZ’ Energy business;

•	The equity values of Gaz de France and SUEZ’ Energy business are converted into value per share using Gaz de France and SUEZ’ number of shares as of April 30 2008;

•	The same methodology is applied to calculate SUEZ’ Environment business’ value per share, based on Veolia’s trading multiple;

•	35% of the resulting value per share is added to the value per share of SUEZ’ Energy business;

•	The value per share of adjusted SUEZ is then derived.
The exchange ratio range is derived from the ratio between the value per share ranges of Adjusted SUEZ and Gaz de France.
This methodology is summarized in the following tables.

Gaz de France
	2008	2009

Weighted average	7.1	6.7

EBITDA	EBITDA 08	EBITDA 09

Enterprise Value (EV)	EV 2008 = 7.1 * EBITDA 08	EV 2009 = 6.7 * EBITDA 09

Adjusted Net Debt (AND)	AND as of 31 dec 2007	AND as of 31 dec 2007

Equity Value (EqV)	EqV 2008 = EV 2008 — AND	EqV 2009 = EV 2009 — AND

Number of shares Gaz de France (Nosh)	Nosh as of 30 apr 2008	Nosh as of 30 apr 2008

Value per share Gaz de France (SP GDF)	SP GDF 2008 = EqV 2008 / Nosh	SP GDF 2009 = EqV 2009 / Nosh

SUEZ' Energy Business
	2008	2009

Average	9.9	8.9

EBITDA	EBITDA 08	EBITDA 09

Enterprise Value (EV)	EV 2008 = 9.9 * EBITDA 08	EV 2009 = 8.9 * EBITDA 09

Adjusted Net Debt (AND)	AND as of 31 dec 2007	AND as of 31 dec 2007

Equity Value (EqV)	EqV 2008 = EV 2008 — AND	EqV 2009 = EV 2009 — AND

Number of shares SUEZ (Nosh)	Nosh as of 30 apr 2008	Nosh as of 30 apr 2008

Value per share SUEZ’ Energy business (SP SUEZ Energy)	SP SUEZ Energy 2008 = EqV 2008 / Nosh	SP SUEZ Energy 2009 = EqV 2009 / Nosh

SUEZ' Environment business
	2008	2009

Veolia Environnement Multiple	8.1	7.3

EBITDA Enterprise Value (EV)	EBITDA 08 EV 2008 = 8.1 * EBITDA 08	EBITDA 09 EV 2009 = 7.3 * EBITDA 09

Adjusted Net Debt (AND)	AND as of 31 dec 2007	AND as of 31 dec 2007

Equity Value (EqV)	EqV 2008 = EV 2008 — AND	EqV 2009 = EV 2009 — AND

Number of shares SUEZ (Nosh)	Nosh as of 30 apr 2008	Nosh as of 30 apr 2008

Value per share SUEZ’ Environment business (SP SUEZ Env)	SP SUEZ Env 2008 = EqV 2008 / Nosh	SP SUEZ Env 2009 = EqV 2009 / Nosh

Adjusted SUEZ
	2008	2009

Value per share SUEZ’ Energy business	SP SUEZ Energy 2008	SP SUEZ Energy 2009

Value per share SUEZ’ Environment business	SP SUEZ Env 2008	SP SUEZ Env 2009

Value per share Adjusted SUEZ (SP Adjusted SUEZ)	SP Adjusted SUEZ 2008 = SP SUEZ Energy 2008 + 35% * SP SUEZ Env 2008	SP Adjusted SUEZ 2009 = SP SUEZ Energy 2009 + 35% * SP SUEZ Env 2009

Exchange Ratio
Ratio of per share valuations

Value per share Adjusted SUEZ (SP Adjusted SUEZ)	SP Adjusted SUEZ 2008	SP Adjusted SUEZ 2009

Value per share Gaz de France (SP GDF)	SP GDF 2008	SP GDF 2009

Exchange Ratio	SP Adjusted SUEZ 2008 /SP GDF 2008	SP Adjusted SUEZ 2009 /SP GDF 2009

2.4	Discounting cash flows analysis (DCF)

The discounted cash flow analysis consists in determining the enterprise value of an asset by discounting the estimated future cash flows of the asset. The method is applied to the 2007-2010 projections provided by Gaz de France and SUEZ presented in Section 2.4.8.

Assumptions underlying SUEZ and Gaz de France projections with respect to energy prices and related market spreads (oil, gas and electricity prices) were made by each company separately to the best of their knowledge, at the relevant division level at the time projections were established. They are based on short term forward prices determined at different dates and based on different strategic analyses performed by Suez and Gaz de France separately.

Regarding long term assumptions, they are rather consistent. On that basis, Suez and GDF believe that differences, limited to short term projections, do not have such a significant impact as to question the comparability of the projections used for the consolidated DCF analysis.

The scope of projections has been limited to 2010 given the lower reliability of energy forward prices beyond a 3-year horizon and the implied high volatility of cash flows. This choice resulted in the total firm value being mainly derived from the terminal value, making the valuation highly dependent of assumptions made for the calculation of terminal value.

The firm value is calculated as the future cash flows discounted at the weighted average cost of capital as of January 1, 2008. It includes the net present value of the forecasted cash flows for the years 2008 to 2010 as well as a terminal value based on discount of a perpetual normative cash flow.
2.4.1	Gaz de France

A discount rate of 6.6% was used for Gaz de France, based on the following assumptions: 3.9% risk-free rate (source: 10-year French government bond rate), 5.6% equity market premium (source: Associés en Finance) and 0.6 unlevered beta, reflecting the specific risk of Gaz de France compared to the market.

The terminal value was determined according to Gordon Shapiro method, assuming a 2% long-term growth and a normative cash flow based on the projections' last explicit forecast period (2010).

2.4.2	SUEZ

A discount rate of 7.2% was used for SUEZ’ Energy division, based on the following assumptions: 3.9% risk-free rate (source: 10-year French government bond rate), 5.6% equity market premium (source: Associés en Finance) and 0.7 unlevered beta, reflecting the specific risk of SUEZ compared to the market.

A discount rate of 6.8% was used for SUEZ’ Environment division, based on the following assumptions: 3.9% risk-free rate (source:
10-year French government bond rate), 5.6% equity market premium (source: Associés en Finance) and 0.7 unlevered beta reflecting the specific risk of Environment division compared to the market.

The terminal values for both divisions were determined according to Gordon-Shapiro method, assuming 2.25% long-term growth for SUEZ’ Environment division and 2% for SUEZ’ Energy division, and normative cash flows based on the projections' last explicit forecast period (2010).

2.4.3	Analysis of exchange ratio

Sensitivity analyses on the values of Gaz de France and Adjusted SUEZ were carried out on the cost of capital and the perpetual growth rate.

On the basis the DCF analysis, the implied exchange ratio ranges from 0.86x to 1.05x.

3	Criteria not retained to assess the merger parity

3.1	Net book value of assets and re-valued net assets

Net book values of assets are not compared given that market values in the energy sector are generally not accurately reflected by the historical asset values.

The re-valued net assets method, which is used in certain sectors (holding companies, real estate, financial services) is not relevant for integrated energy groups such as SUEZ and Gaz de France.

3.2	Comparable precedent transaction multiples

The comparable transactions method has not been retained as this method is relevant for takeover transactions. Comparable transactions’ multiples usually include a control premium which would not make sense in this case, since the deal is structured as a merger of equals.

In the case of mergers of equals, transactions occur at levels close to market prices thus at multiples close to those used in the trading multiple approach in section 2.3 Trading multiples of comparable listed companies.

3.3	Discounted dividend method

Discounted dividends analysis has not been used as it mainly depends on the future dividend policy of the companies.

3.4	Earnings per share (EPS) and cash flow contribution analysis

This approach, although relatively common in the case of mergers, has not been considered relevant as (i) comparing the net earnings of the two groups is difficult given their different financial structures and (ii) it would implicitly assume that Gaz de France, SUEZ and SUEZ Environment business are valued at the same multiple.

4	Summary

Exchange ratios obtained according to aforementioned methodologies are summarised below:

Exchange ratio
Bracket
Share price as of May 16th, 2008	Spot	0.91x — 0.94x

	1-month average	0.90x — 0.93x

	3-month average	0.90x — 0.94x

	6-month average	0.93x — 0.97x

	Since September 3rd 2007 announcement	0.94x — 0.97x

As of August 28th, 2007	Spot	0.92x — 0.96x

	1-month average	0.92x — 0.96x

	3-month average	0.93x — 0.97x

	6-month average	0.94x — 0.97x

Equity analysts’ target prices as of May 16th, 2008		0.91x — 1.02x

Comparable trading multiples		0.85x — 1.03x

Discounted cash flows (DCF)		0.86x — 1.05x

These factors have not been affected by the recent share prices of the two companies.